Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Rowan Companies, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Rowan Companies, Inc. and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rowan Companies, Inc. and subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, on June 22, 2011, and September 1, 2011, the Company completed the sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business, respectively.  Furthermore, as discussed in Note 16 to the consolidated financial statements, the Company has presented condensed consolidating financial information of certain subsidiaries.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2012, expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2012 (May 16, 2012, as to Note 16)

Rowan Companies, Inc.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Rowan is responsible for establishing and maintaining adequate internal control over financial reporting for the Company as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended.  Our internal controls were designed to provide reasonable assurance as to the reliability of our financial reporting and the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, as well as to safeguard assets from unauthorized use or disposition.

We are required to assess the effectiveness of our internal controls relative to a suitable framework.  The Committee of Sponsoring Organizations of the Treadway Commission (COSO) developed a formalized, organization-wide framework that embodies five interrelated components — the control environment, risk assessment, control activities, information and communication and monitoring, as they relate to three internal control objectives — operating effectiveness and efficiency, financial reporting reliability and compliance with laws and regulations.

Our assessment included an evaluation of the design of our internal control over financial reporting relative to COSO and testing of the operational effectiveness of our internal control over financial reporting. Based upon our assessment, we have concluded that our internal controls over financial reporting were effective as of December 31, 2011.

The registered public accounting firm Deloitte & Touche LLP has audited Rowan’s consolidated financial statements included in our 2011 Annual Report on Form 10-K and has issued an attestation report on the Company’s internal control over financial reporting.

/s/ W. MATT RALLS	/s/ W. H. WELLS
W. Matt Ralls	W. H. Wells
President and Chief Executive Officer	Senior Vice President, Chief Financial Officer and Treasurer

February 27, 2012	February 27, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Rowan Companies, Inc.
Houston, Texas

We have audited the internal control over financial reporting of Rowan Companies, Inc and subsidiaries (the "Company") as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2011, of the Company and our report dated February 27, 2012 (May 16, 2012, as to Note 16), expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company's completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011, and September 1, 2011, respectively, and related to the condensed consolidating financial information of certain subsidiaries.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2012

Rowan Companies, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands, except share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$438,853	$437,479
Restricted cash	-	15,265
Receivables - trade and other	283,592	269,896
Prepaid expenses and other current assets	44,586	31,646
Deferred income taxes - net	27,023	13,043
Assets of discontinued operations	27,661	1,007,924
Total current assets	821,715	1,775,253

PROPERTY, PLANT AND EQUIPMENT:
Drilling equipment	6,179,587	3,799,902
Construction in progress	711,558	1,584,802
Other property and equipment	138,177	145,698
Property, plant and equipment - gross	7,029,322	5,530,402
Less accumulated depreciation and amortization	1,350,609	1,185,880
Property, plant and equipment - net	5,678,713	4,344,522

Other assets	97,417	97,682

TOTAL ASSETS	$6,597,845	$6,217,457

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$45,023	$52,166
Accounts payable - trade	111,082	81,715
Deferred revenues	36,220	7,748
Accrued liabilities	131,041	124,539
Liabilities of discontinued operations	25,005	378,797
Total current liabilities	348,371	644,965

Long-term debt - less current maturities	1,089,335	1,133,745
Other liabilities	357,709	251,145
Deferred income taxes - net	476,443	435,292
Commitments and contingent liabilities (Note 7)	-	-

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value, 5,000,000 shares authorized, issuable in series:
Series A Junior Preferred Stock, 1,500,000 shares authorized, none issued	-	-
Common stock, $0.125 par value, 150,000,000 shares authorized, 127,577,530 shares and 126,346,627 shares issued at December 31, 2011 and 2010, respectively	15,947	15,794
Additional paid-in capital	1,478,233	1,433,999
Retained earnings	3,186,362	2,449,521
Cost of 3,996,465 and 52,408 treasury shares at December 31, 2011 and 2010, respectively	(128,884)	(1,509)
Accumulated other comprehensive loss	(225,671)	(145,495)
Total stockholders' equity	4,325,987	3,752,310

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,597,845	$6,217,457

See Notes to Consolidated Financial Statements.

Rowan Companies, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2011	2010	2009
	(In thousands, except per share amounts)

REVENUES	$939,229	$1,017,705	$1,043,003

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	508,066	416,832	404,313
Depreciation and amortization	183,903	138,301	123,940
Selling, general and administrative	88,278	78,658	65,953
Loss (gain) on disposals of property and equipment	(1,577)	402	(5,543)
Material charges and other operating expenses	10,976	5,250	-
Total costs and expenses	789,646	639,443	588,663

INCOME FROM OPERATIONS	149,583	378,262	454,340

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(20,071)	(24,879)	(8,028)
Interest income	730	1,289	1,194
Gain on debt extinguishment	-	5,324	-
Other - net	(162)	(461)	12
Total other income (expense) - net	(19,503)	(18,727)	(6,822)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	130,080	359,535	447,518
(Benefit) provision for income taxes	(5,659)	91,934	119,186

NET INCOME FROM CONTINUING OPERATIONS	135,739	267,601	328,332

DISCONTINUED OPERATIONS:
Income from discontinued operations, net of tax	3,107	12,394	39,172
Gain on sale of discontinued operations, net of tax	597,995	-	-
Discontinued operations, net of tax	601,102	12,394	39,172

NET INCOME	$736,841	$279,995	$367,504

INCOME PER SHARE - BASIC:
Income from continuing operations	$1.09	$2.29	$2.89
Discontinued operations	$4.80	$0.10	$0.35
Net income	$5.89	$2.39	$3.24

INCOME PER SHARE - DILUTED:
Income from continuing operations	$1.07	$2.25	$2.89
Discontinued operations	$4.76	$0.11	$0.35
Net income	$5.83	$2.36	$3.24

See Notes to Consolidated Financial Statements.

Rowan Companies, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2011	2010	2009
	(In thousands)

NET INCOME	$736,841	$279,995	$367,504
Other comprehensive income (loss):
Pension and other postretirement benefit adjustments, net of income tax expense (benefit) of ($43,172), $2,599 and $35,912, respectively	(80,176)	4,826	66,695

COMPREHENSIVE INCOME	$656,665	$284,821	$434,199

See Notes to Consolidated Financial Statements.

Rowan Companies, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Shares of common stock outstanding	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive income (loss)	Total stockholders' equity
				(In thousands)

Balance, December 31, 2008	113,036	$14,141	$1,063,202	$1,802,022	$(2,533)	$(217,016)	$2,659,816
Stock issued under share-based compensation plans	797	96	336	-	1,124	-	1,556
Stock-based compensation	-	-	12,127	-	-	-	12,127
Excess tax benefit from stock-based compensation plans	-	-	2,672	-	-	-	2,672
Retirement benefit adjustments, net of taxes of $35,912	-	-	-	-	-	66,695	66,695
Net income	-	-	-	367,504	-	-	367,504
Balance, December 31, 2009	113,833	14,237	1,078,337	2,169,526	(1,409)	(150,321)	3,110,370
Stock issued to acquire SKDP	11,725	1,466	336,441	-	-	-	337,907
Stock issued under share-based compensation plans	736	91	4,343	-	(100)	-	4,334
Stock-based compensation	-	-	14,466	-	-	-	14,466
Excess tax benefit from stock-based compensation plans	-	-	412	-	-	-	412
Retirement benefit adjustments, net of taxes of $2,599	-	-	-	-	-	4,826	4,826
Net income	-	-	-	279,995	-	-	279,995
Balance, December 31, 2010	126,294	15,794	1,433,999	2,449,521	(1,509)	(145,495)	3,752,310
Stock issued under share-based compensation plans	1,206	153	14,907	-	(2,362)	-	12,698
Shares reacquired	(3,919)	-	-	-	(125,013)	-	(125,013)
Stock-based compensation	-	-	24,199	-	-	-	24,199
Excess tax benefit from stock-based compensation plans	-	-	5,128	-	-	-	5,128
Retirement benefit adjustments, net of taxes of ($43,172)	-	-	-	-	-	(80,176)	(80,176)
Net income	-	-	-	736,841	-	-	736,841
Balance, December 31, 2011	123,581	$15,947	$1,478,233	$3,186,362	$(128,884)	$(225,671)	$4,325,987

See Notes to Consolidated Financial Statements.

Rowan Companies, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2011	2010	2009
	(In thousands)
CASH PROVIDED BY OPERATIONS:
Net income	$736,841	$279,995	$367,504
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	204,872	186,563	171,445
Provision for pension and postretirement benefits	20,115	33,960	39,664
Stock-based compensation expense	22,088	15,578	13,034
Postretirement benefit claims paid	(2,926)	(3,588)	(3,495)
Loss (gain) on disposals of property, plant and equipment	(4,100)	788	(5,748)
Deferred income taxes	(21,492)	45,164	15,771
Contributions to pension plans	(53,394)	(57,266)	(36,248)
Gain on sale of land drilling operations	(212,891)	-	-
Gain on sale of manufacturing operations	(670,614)	-	-
Material charges	8,000	42,024	-
Estimated net benefits from income tax claims	-	-	(25,392)
Changes in current assets and liabilities:
Receivables - trade and other	22,825	(34,268)	147,340
Inventories	(104,468)	65,177	92,357
Prepaid expenses and other current assets	303	9,208	(17,278)
Accounts payable	44,784	(34,799)	(134,648)
Accrued income taxes	(6,097)	(30,555)	(17,327)
Deferred revenues	41,428	14,048	(34,688)
Billings in excess of costs and estimated profits on uncompleted contracts	29,493	(17,311)	(31,893)
Other current liabilities	10,263	6,381	3,209
Net changes in other noncurrent assets and liabilities	29,649	(12,937)	487
Net cash provided by operations	94,679	508,162	544,094

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Capital expenditures	(1,517,674)	(490,560)	(566,383)
Proceeds from disposals of property, plant and equipment	5,734	3,267	8,592
(Increase) decrease in restricted cash	15,265	(15,265)	-
Proceeds from sale of manufacturing operations, net	1,041,861	-	-
Proceeds from sale of land drilling operations, net	513,619	-	-
Net cash used in acquisition of SKDP	-	(17,681)	-
Net cash provided by (used in) investing activities	58,805	(520,239)	(557,791)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(52,166)	(594,013)	(64,922)
Proceeds from borrowings, net of issue costs	-	395,517	491,729
Proceeds from stock option and convertible debenture plans	19,941	7,959	1,471
Excess tax benefits from stock-based compensation	5,128	412	2,672
Payments to acquire treasury stock	(125,013)	-	-
Net cash provided by (used in) financing activities	(152,110)	(190,125)	430,950

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,374	(202,202)	417,253
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437,479	639,681	222,428
CASH AND CASH EQUIVALENTS, END OF PERIOD	$438,853	$437,479	$639,681

See Notes to Consolidated Financial Statements.

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Rowan Companies, Inc., together with its subsidiaries (hereafter referred to as "Rowan" or the "Company") is a major provider of international and domestic offshore oil and gas contract drilling services and provides its services utilizing a fleet of 31 self-elevating mobile offshore "jack-up" drilling units.  The Company's primary focus is on high-specification and premium jack-up rigs, which its customers use for exploratory and development drilling and, in certain areas, well workover operations.  Additionally, the Company has three ultra-deepwater drillships under construction, the first of which is scheduled for delivery in late 2013.

Rowan conducts offshore drilling operations in various markets throughout the world including the Middle East, the U.S. Gulf of Mexico and the North Sea, among others.

The consolidated financial statements are presented in U.S. dollars in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Rowan Companies, Inc. and its subsidiaries, all of which are wholly owned.  Intercompany balances and transactions are eliminated in consolidation.

In June and September 2011, the Company completed the sales of its manufacturing and land drilling operations, respectively.  The Company’s manufacturing operations were previously reported as the “Drilling Products and Systems” and the “Mining, Forestry and Steel Products” segments, and land drilling operations were previously reported as a component of the “Drilling Services” segment.  The Company does not currently segment its continuing offshore drilling business for reporting purposes.  Results of manufacturing and land drilling operations have been reclassified to discontinued operations for all periods presented.  Similarly, assets and liabilities of discontinued operations have been segregated and included in “Assets of discontinued operations” and “Liabilities of discontinued operations,” as appropriate, in the Consolidated Balance Sheets at December 31, 2011 and 2010 (see Note 3).  As permitted under GAAP, the Company has chosen not to separately disclose cash flows pertaining to discontinued operations in the statement of cash flows.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Expense Recognition

Rowan’s drilling contracts generally provide for payment on a daily rate basis, and revenues are recognized as the work progresses with the passage of time.  Rowan frequently receives lump-sum payments at the outset of a drilling assignment for equipment moves or modifications.  Lump-sum fees received for equipment moves (and related costs) and fees received for equipment modifications or upgrades are initially deferred and amortized on a straight-line basis over the primary term of the drilling contract.  The costs of contractual equipment modifications or upgrades and the costs of the initial move of newly acquired rigs are capitalized and depreciated in accordance with the Company’s fixed asset capitalization policy.  The costs of moving equipment while not under contract are expensed as incurred.  Drilling revenues received but unearned are included in current and long-term liabilities and totaled $58.4 million and $7.7 million at December 31, 2011 and 2010, respectively.  Deferred drilling costs are included in prepaid expenses and other assets and totaled $33.0 million and $22.3 million at December 31, 2011 and 2010, respectively.

Rowan recognizes revenue for certain reimbursable costs.  Each reimbursable item and amount is stipulated in the Company’s contract with the customer, and such items and amounts frequently vary between contracts.  The Company recognizes reimbursable costs on the gross basis, as both revenues and expenses, because Rowan is the primary obligor in the arrangement, has discretion in supplier selection, is involved in determining product or service specifications and assumes full credit risk related to the reimbursable costs.

Cash Equivalents

Cash equivalents consist of highly liquid temporary cash investments with maturities no greater than three months at the time of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

The Company assesses the collectability of receivables and records adjustments to an allowance for doubtful accounts, which is recorded as an offset to accounts receivable, to cover the risk of credit losses.  The allowance is based on historical and other factors that predict collectability, including write-offs, recoveries and the monitoring of credit quality.  The Company’s allowance for doubtful accounts was $0.3 million at December 31, 2011 and 2010, respectively.

Receivables included unreimbursed costs related to the salvage of lost or damaged rigs and related equipment totaling $4.6 million and $10.4 million at December 31, 2011 and 2010, respectively.

Property and Depreciation

Rowan provides depreciation for financial reporting purposes under the straight-line method over the asset’s estimated useful life from the date the asset is placed into service until it is sold or becomes fully depreciated.  Estimated useful lives and salvage values are presented below:

	Life (in years)	Salvage Value

Jack-up drilling rigs:
Hulls	35	20%
Legs	30	20%
Quarters	25	20%
Drilling equipment	10 to 25	20%

Drill pipe and tubular equipment	4	10%
Other property and equipment	3 to 30	various

Expenditures for new property or enhancements to existing property are capitalized and depreciated over the asset’s estimated useful life.  Expenditures for maintenance and repairs are charged to operations as incurred.  As assets are sold or retired, property cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in results of operations.  Rowan capitalizes a portion of interest cost incurred during the construction period.  The Company capitalized interest in the amount of $54.5 million in 2011, $40.0 million in 2010, and $21.5 million in 2009.  Long-lived assets are reviewed for impairment at least annually, or whenever circumstances indicate their carrying amounts may not be recoverable, based upon estimated future cash flows.  Impairment, if any, is measured as the excess of an asset’s carrying amount over its estimated fair value.  No impairment charges for long-lived assets attributable to continuing operations were required in 2011, 2010 or 2009.

In connection with the sale of LeTourneau, the Company took ownership of a land rig that LeTourneau was constructing on behalf of a customer, plus a related customer deposit.  The Company is holding the asset for sale and recorded an $8 million impairment charge, which is included in pretax loss for discontinued manufacturing operations for 2011.  Fair value was estimated based on equipment broker quotes, less anticipated selling costs.  Such inputs are considered Level 3 fair value inputs, which are unobservable inputs and considered the lowest level in the fair value hierarchy.

Repairs and maintenance expense attributable to continuing operations totaled $97.6 million in 2011, $70.3 million in 2010, and $74.4 million in 2009.

Foreign Currency Transactions

The U.S. dollar is the functional currency for all of Rowan’s operations.  Non-U.S. subsidiaries translate their nonmonetary assets at exchange rates prevailing at the time they were acquired; monetary assets and liabilities are translated at year-end rates.  Resulting translation gains and losses and foreign currency transaction gains and losses are included in “other income” on the Company’s Consolidated Statements of Income.  In order to reduce the impact of exchange rate fluctuations, Rowan generally requires customer payments to be in U.S. dollars and generally limits foreign currency holdings to the extent they are needed to pay liabilities denominated in such currencies.  The Company recognized net foreign currency losses of $0.8 million in 2011, $0.4 million in 2010 and $0.1 million in 2009.

Income Taxes

Rowan recognizes deferred income tax assets and liabilities for the estimated future tax consequences of differences between the financial statement and tax bases of assets and liabilities.  Valuation allowances are provided against deferred tax assets that are not likely to be realized.  See Note 10 for further information regarding the Company’s income tax assets and liabilities.

Historically, the Company has conducted its foreign operations through U.S. subsidiaries, which resulted in income tax at or near the U.S. statutory rate of 35%.  In 2009, the Company began operating many of its foreign-based rigs through its international subsidiaries, and has asserted that such earnings are permanently reinvested abroad.  The Company does not provide deferred income taxes on undistributed foreign earnings considered to be permanently invested abroad.

Environmental Costs

Environmental remediation costs are accrued using estimates of future monitoring, testing and clean-up costs where it is probable that such costs will be incurred.  Estimates of future monitoring, testing and clean-up costs, and assessments of the probability that such costs will be incurred incorporate many factors, including approved monitoring, testing and/or remediation plans; ongoing communications with environmental regulatory agencies; the expected duration of remediation measures; historical monitoring, testing and clean-up costs, and current and anticipated operational plans and manufacturing processes.  Ongoing environmental compliance costs are expensed as incurred, and expenditures to mitigate or prevent future environmental contamination are capitalized.  Environmental liabilities at December 31, 2011 and 2010, were not material.

Income Per Common Share

Basic income per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period.  Diluted income per share includes the additional effect of all potentially dilutive securities, which includes nonvested restricted stock and units, dilutive stock options and appreciation rights, and contingently issuable shares, if any, such as performance-based stock awards.

A reconciliation of shares for basic and diluted income per share for each of the past three years is set forth below.  There were no income adjustments to the numerators of the basic or diluted computations for the periods presented (in thousands):

	2011	2010	2009

Average common shares outstanding	125,044	117,021	113,515
Add dilutive securities:
Nonvested restricted stock and units	765	1,270	-
Employee and director stock options	298	417	69
Stock appreciation rights and other	286	110	-
Average shares for diluted computations	126,393	118,818	113,584

Options and other potentially dilutive securities are antidilutive and excluded from the dilutive calculations when their exercise or conversion price exceeds the average stock market price during the period.  The following table sets forth the share effects of securities excluded from the diluted calculations because they were antidilutive for the years indicated.  Such securities could potentially dilute earnings per share in the future (in thousands):

	2011	2010	2009

Employee and director stock options	42	153	1,481
Stock appreciation rights and other	266	-	85
Total potentially dilutive shares	308	153	1,566

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) for 2011, 2010 and 2009, consisted solely of adjustments relating to pension and other postretirement benefits, the components of which were as follows, net of income taxes (in thousands):

	2011	2010	2009

Net (loss) gain arising during the period	$(79,888)	$(3,779)	$14,225
Prior service (cost) credit arising during the period	-	-	43,703
Amortization of (gain) loss	14,135	12,648	10,721
Amortization of transition obligation	552	430	431
Amortization of prior service cost (credit)	(14,975)	(4,473)	(2,385)
Total other comprehensive income (loss), net of tax	$(80,176)	$4,826	$66,695
See Note 9 for further information regarding the Company’s pension and other postretirement benefits.

New Accounting Standards

In June 2011, the FASB issued an update on the presentation of other comprehensive income. Under this update, entities will be required to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The current option to report other comprehensive income and its components in the statement of changes in equity has been eliminated. This update is effective for interim and annual periods beginning on or after December 15, 2011. We do not believe the adoption of this update will have a material impact on our consolidated financial statements.

NOTE 3 – DISCONTINUED OPERATIONS

On June 22, 2011, the Company completed the sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc, (“LeTourneau”), at a price of $1.1 billion in cash, less a post-closing working capital adjustment in the amount of $46.7 million, and recognized a pretax gain on sale of $670.6 million ($443.6 million, net of tax) in 2011.  The operations of LeTourneau have been included in “Discontinued operations, net of tax,” in the Consolidated Statements of Income for all years presented.

In connection with the sale, the Company entered into certain other agreements with LeTourneau including a facilities lease agreement, an employee services agreement, and an amendment to the construction contract for the Joe Douglas drilling rig in order for the Company to direct the completion of construction, commissioning and delivery of the rig.  The lease and employee services agreements shall terminate at the earliest of (i) 120 days following completion of construction, (ii) one year following the Closing Date or (iii) the effective date of any other termination of the lease or employee services agreements pursuant to the agreements.  Costs incurred in connection with the facilities lease and employee services agreements were capitalized as part of the cost of the rig, which was delivered in December 2011.

On September 1, 2011, the Company completed the sale of its land drilling services business for $510 million in cash, plus a working capital adjustment of $7.9 million, and recognized a pretax gain on sale of $212.9 million ($154.3 million, net of tax) in 2011.  The results of land drilling services have been reclassified to discontinued operations for all years presented.

The following table sets forth the components of “Discontinued operations, net of tax,” for 2011, 2010 and 2009 (in thousands):

	2011
	Manufacturing	Drilling	Total
Revenues	$224,488	$126,957	$351,445

Pretax income (loss)	$(8,583)	$16,623	$8,040
Provision (benefit) for taxes on income	1,507	3,426	4,933
Income (loss) from discontinued operations, net of tax	(10,090)	13,197	3,107

Pretax gain on sale of discontinued operations	670,614	212,891	883,505
Provision for tax on gain on sale	226,965	58,545	285,510
Gain on sale of discontinued operations, net of tax	443,649	154,346	597,995
Discontinued operations, net of tax	$433,559	$167,543	$601,102

	2010
	Manufacturing	Drilling	Total
Revenues	$610,441	$191,061	$801,502

Pretax income (loss)	$(1,276)	$20,758	$19,482
Provision (benefit) for taxes on income	(569)	7,657	7,088
Discontinued operations, net of tax	$(707)	$13,101	$12,394

	2009
	Manufacturing	Drilling	Total
Revenues	$555,284	$171,893	$727,177

Pretax income (loss)	$35,790	$17,783	$53,573
Provision (benefit) for taxes on income	8,303	6,098	14,401
Discontinued operations, net of tax	$27,487	$11,685	$39,172

In connection with the sale of LeTourneau, the Company took ownership of a land rig that LeTourneau was constructing on behalf of a customer, plus a related customer deposit.  The Company is holding the asset for sale and recorded an $8 million impairment charge, which is included in pretax loss for discontinued manufacturing operations for 2011.  The asset and related deposit are classified as other assets and deferred revenues, respectively, at December 31, 2011, in the table of assets and liabilities of discontinued operations below.

Pretax loss for manufacturing in 2010 included a $42.0 million charge attributable to an increase in an inventory valuation reserve.

The following assets and liabilities have been segregated and included in “Assets of discontinued operations” and “Liabilities of discontinued operations,” as appropriate, in the Consolidated Balance Sheets at December 31 (in thousands):

	2011			2010
	Manufacturing	Drilling	Total	Manufacturing	Drilling	Total

Cash and cash equivalents	$-	$-	$-	$-	$-	$-
Receivables - trade and other	-	4,000	4,000	106,705	41,280	147,985
Inventories - raw materials and supplies	-	-	-	277,527	-	277,527
Inventories - work-in-progress	-	-	-	70,114	-	70,114
Inventories - finished goods	-	-	-	212	-	212
Prepaid expenses and other current assets	-	-	-	37,368	332	37,700
Property and equipment, net	-	-	-	137,624	311,291	448,915
Net deferred tax assets	-	-	-	23,687	215	23,902
Other assets	23,661	-	23,661	1,569	-	1,569
Assets of discontinued operations	$23,661	$4,000	$27,661	$654,806	$353,118	$1,007,924

Accounts payable - trade	$-	$-	$-	$29,274	$5,876	$35,150
Deferred revenues	20,122	-	20,122	143,950	1,748	145,698
Billings in excess of costs and estimated
profits on uncompleted contracts	-	-	-	7,915	-	7,915
Accrued compensation and related costs	-	-	-	20,217	2,738	22,955
Net deferred tax liabilities	-	-	-	19,778	95,957	115,735
Other current liabilities	1,183	3,700	4,883	47,737	3,607	51,344
Liabilities of discontinued operations	$21,305	$3,700	$25,005	$268,871	$109,926	$378,797

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities at December 31 consisted of the following (in thousands):

	2011	2010

Pension and other postretirement benefits	$55,244	$57,245
Compensation and related employee costs	31,205	20,681
Interest	25,477	25,962
Income taxes	9,878	10,847
Taxes and other	9,237	9,804
Total accrued liabilities	$131,041	$124,539

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31 consisted of the following (in thousands):

	2011	2010

5.88% Title XI note payable, due March 2012, secured by the Gorilla VI	$7,109	$21,361
2.80% Title XI note payable, due October 2013, secured by the Gorilla VII	30,898	46,348
5.0% Senior Notes, due September 2017, net of discount (5.1% effective rate)	398,394	398,111
4.33% Title XI note payable, due May 2019, secured by the Scooter Yeargain	45,598	51,678
7.875% Senior Notes, due August 2019, net of discount (8.0% effective rate)	497,511	497,181
3.525% Title XI note payable, due May 2020, secured by the Bob Keller	50,801	56,779
3.158% Title XI note payable, due July 2021, secured by the Bob Palmer	104,047	114,453
Total long-term debt	1,134,358	1,185,911
Less: Current maturities	(45,023)	(52,166)
Long-term debt, excluding current maturities	$1,089,335	$1,133,745

Maturities over the next five years are $45.0 million in 2012, $37.9 million in 2013, and $22.5 million in each of 2014, 2015, and 2016.

The Company’s Title XI notes (the “Title XI Notes”) are guaranteed by the U.S. Government under the U.S. Department of Transportation’s Maritime Administration (“MARAD”) Title XI Federal Ship Financing Program.  Principal and interest on the Title XI Notes are payable semiannually on various dates throughout the year.

On August 30, 2010, Rowan issued $400 million aggregate principal amount of 5.0% Senior Notes due 2017 (the “5% Senior Notes”), in an SEC registered offering at a price to the public of 99.504% of the principal amount.  Net proceeds to the Company, after underwriting discount and offering expenses, were $395.5 million, which we used in 2010 to retire high-coupon debt assumed in the Company’s 2010 acquisition of Skeie Drilling & Production ASA (“SKDP”).  The 5% Senior Notes will mature on September 1, 2017.  Interest on the 5% Senior Notes is payable semi-annually on March 1 and September 1 of each year to the holders of record on the immediately preceding February 15 or August 15, respectively.

The Senior Notes are general unsecured, senior obligations. Accordingly, they rank:

• senior in right of payment to all of the Company’s subordinated indebtedness, if any;

• pari passu in right of payment with any of the Company’s existing and future unsecured indebtedness that is not by its terms subordinated to the Senior Notes, including any indebtedness under the Company’s senior revolving credit facility (other than letter of credit reimbursement obligations that are secured by cash deposits);

• effectively junior to the Company’s existing and future secured indebtedness (including indebtedness under its secured notes issued pursuant to the MARAD Title XI program to finance several offshore drilling rigs), in each case, to the extent of the value of the Company’s assets constituting collateral securing that indebtedness; and

• effectively junior to all existing and future indebtedness and other liabilities of the Company’s subsidiaries (other than indebtedness and liabilities owed to the Company).

The Company may, at its option, redeem any or all of the Senior Notes at any time for an amount equal to 100% of the principal amount to be redeemed plus a make-whole premium and accrued and unpaid interest to the redemption date.  The Company may purchase Senior Notes in the open market, or otherwise, at any time without restriction under the indenture.  The Company is not required to make mandatory redemption or sinking fund payments with respect to the 5% Senior Notes.

The indenture governing the 5% Senior Notes contains covenants that, among other things, limit the ability of the Company to (a) create liens that secure debt, (b) engage in sale and leaseback transactions and (c) merge or consolidate with another company.

In connection with the 2010 acquisition of SKDP, the Company assumed first and second lien bonds of SKDP with a par value of approximately $225 million and $267 million, respectively, as of the acquisition date.  The first and second lien bonds were revalued and recognized at fair values aggregating $250 million and $279 million, respectively.  The Company retired all of the SKDP debt in 2010 through a combination of open market purchases and redemption, and recognized a net gain on extinguishment of $5.3 million.

Certain of the SKDP bondholders disputed the Company’s ability to call the debt in 2010; consequently, pending arbitration proceedings, the Company deposited in escrow with the bond trustee $15.3 million, which was classified as restricted cash on the Consolidated Balance Sheet at December 31, 2010, to cover interest that would accrue on the first lien bonds until their May 2011 call date, and on the second lien bonds until their respective call dates in March and July 2011.  In June 2011, the Company won both arbitrations and received the $15.3 million placed in escrow plus attorneys’ fees and other expenses. The effect of the settlement on results of operations was not material.

Effective June 30, 2011, the Company amended and restated its credit agreement dated September 16, 2010.  Under the new agreement (the “2011 Credit Agreement”), the Company may borrow up to $500 million on a revolving basis through June 30, 2016.  Interest and commitment fees payable under the 2011 Credit Agreement are based in part on the Company’s then current credit ratings.  The annual commitment fee is currently 0.25% of the unused commitment, and advances would currently bear interest at Libor plus 1.75% per annum.  There were no amounts drawn under the 2011 Credit Agreement at December 31, 2011.  The 2011 Credit Agreement limits total consolidated indebtedness and contains events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the agreement.

Rowan’s debt agreements contain provisions that require minimum levels of working capital and stockholders’ equity, limit the amount of long-term debt, limit the ability of the Company to create liens that secure debt, engage in sale and leaseback transactions, merge or consolidate with another company and, in the event of noncompliance, restrict investment activities and asset purchases and sales, among other things.  Additionally, the revolving credit facility agreement provides that the facility will not be available in the event of a material adverse change in the Company’s condition, operations, business, assets, liabilities or ability to perform.  The Company was in compliance with each of its debt covenants at December 31, 2011.

Rowan’s debt agreements also specify the minimum insurance coverage for the Company’s financed rigs.  The extent of hurricane damage sustained throughout the Gulf Coast area in recent years has dramatically increased the cost and reduced the availability of insurance coverage for named windstorm losses. As a result, Rowan does not currently maintain windstorm physical damage coverage on any of its U.S. Gulf of Mexico rigs.  MARAD has waived certain windstorm insurance coverage requirements under the loan agreements, for which the Company agreed to a covenant to maintain a minimum cash balance of up to $25 million, which actual amount varies depending on location of the applicable rigs, and is currently $10 million.  Rowan remains subject to restrictions on the use of certain insurance proceeds should the Company experience future windstorm losses.  Each of these security provisions will be released by MARAD should Rowan obtain windstorm coverage that satisfies the original terms of its debt agreements.

NOTE 6 – FINANCIAL INSTRUMENTS

Fair Values of Financial Instruments

The carrying values of the Company’s cash and cash equivalents and trade receivables and payables approximated their fair values due to their short maturity.

Carrying values and fair values of the Company’s debt at December 31, 2011, all of which was fixed-rate, were as follows (amounts in thousands):

	Carrying value	Fair value

5% and 7.875% Senior Notes	$895,905	$1,008,514
Government-guaranteed Title XI Notes	238,453	257,185
	$1,134,358	$1,265,699

Concentrations of Credit Risk

Rowan invests its excess cash primarily in time deposits and high-quality money market accounts at several large commercial banks with strong credit ratings, and therefore believes that its risk of loss is minimal.

The Company’s customers largely consist of international oil and gas exploration companies and foreign national oil companies.  Rowan routinely evaluates the credit quality of potential customers.  In 2011, one customer accounted for 29% of consolidated revenues, another customer accounted for 21% and another accounted for 11% of consolidated revenues.  In 2010, four customers accounted for 20%, 15%, 11% and 10% of consolidated revenues, respectively.  In 2009, one customer accounted for 32% of consolidated revenues, and another customer accounted for 10% of consolidated revenues.  The Company maintains reserves for credit losses and actual losses have been within management’s expectations.

NOTE 7 – COMMITMENTS AND CONTINGENT LIABILITIES

The Company has operating leases covering office space and equipment.  Certain of the leases are subject to escalations based on increases in building operating costs.  Rental expense attributable to continuing operations was $5.6 million in 2011, $3.7 million in 2010 and $4.0 million in 2009.

At December 31, 2011, future minimum payments to be made under noncancelable operating leases were as follows (in thousands):

2012	$3,054
2013	2,442
2014	2,349
2015	1,912
2016	1,919
Later years	8,023
$19,699

In May 2011, the Company entered into contracts with Hyundai Heavy Industries Co., Ltd for the construction of two ultra-deepwater drillships at its Ulsan, South Korea, shipyard for delivery in late 2013 and mid 2014, respectively.  On October 31, 2011, the Company exercised its option for the construction of an additional drillship of the same specifications for delivery in the fourth quarter of 2014.  The agreement with Hyundai also includes an option exercisable through March 30, 2012, for an additional drillship of the same specifications for delivery in the first quarter of 2015. The drillships are to be named the Rowan Renaissance, the Rowan Resolute and the Rowan Reliance.

The following table presents the status of the Company’s rigs under construction as of December 31, 2011.  Project costs include capitalized interest (in millions):

	Expected or actual delivery date	Total estimated project costs	Total costs incurred through Dec. 31, 2011	Projected costs in 2012	Projected costs in 2013	Projected costs in 2014	Total future costs

Rowan Renaissance	Dec-13	$749	$173	$46	$510	$20	$576
Rowan Resolute	Jun-14	744	171	28	148	397	573
Rowan Reliance	Dec-14	729	112	68	63	486	617
		$2,222	$456	$142	$721	$903	$1,766

Rowan periodically employs letters of credit or other bank-issued guarantees in the normal course of its businesses, and had outstanding letters of credit of approximately $43.0 million at December 31, 2011.

During 2005, Rowan lost four offshore rigs, including the Rowan Halifax, and incurred significant damage on a fifth as a result of Hurricanes Katrina and Rita.  The Company had leased the Rowan Halifax under a charter agreement that commenced in 1984 and was scheduled to expire in March 2008.  The rig was insured for $43.4 million, a value that Rowan believes to be more than sufficient to satisfy its obligations under the charter agreement, and by a margin sufficient to cover the $6.3 million carrying value of Rowan equipment installed on the rig.  However, the parties holding interests in the rig under the charter claimed that the rig should have been insured for its fair market value and sought recovery from Rowan for compensation above the insured value.  Thus, Rowan assumed no insurance proceeds related to the Rowan Halifax and recorded a charge during 2005 for the full carrying value of its equipment.  In November 2005, the Company filed a declaratory judgment action styled Rowan Companies, Inc. vs. Textron Financial Corporation and Wilmington Trust Company as Owner Trustee of the Rowan Halifax 116-C Jack-Up Rig in the 215th Judicial District Court of Harris County, Texas.  The owner interests filed a counterclaim for a variety of relief, claiming a right to payment under the charter based on a post-casualty rig valuation of approximately $83 million.  The insurance proceeds were placed in escrow.  The district court ultimately granted judgment against Rowan for the difference between (a) what Rowan had already paid to the Owner Trustee out of the escrowed insurance proceeds (approximately $22.9 million) and (b) that rig valuation.  In March 2009, the Court of Appeals for the 14th District of Texas reversed this judgment, holding that the Company’s interpretation of the charter was substantially correct, but directing Rowan to pay an additional amount of approximately $3.2 million due under the charter.  The Company made this payment out of the escrowed insurance proceeds.  In addition, the Court of Appeals remanded the case for further proceedings in the district court to resolve additional issues and to determine the parties’

respective rights to the balance of the escrowed insurance proceeds, which was approximately $21 million.  The owner interests filed a motion for rehearing of the Court of Appeals’ decision.  In October 2009, the Court of Appeals denied the motion, but issued a substitute opinion to clarify the scope of the remand.  The Court of Appeals again held that the trial court is to resolve issues concerning the proper disposition of excess insurance proceeds.  The Court of Appeals further held that the owner interests’ claim that Rowan breached the charter agreement by failing to maintain adequate insurance remains to be decided by the trial court.  The owner interests filed another motion for rehearing, which motion was denied in January 2010.  In March 2010, the owner interests filed its petition for review in the Supreme Court of Texas.  In June 2011 the parties to the dispute reached an agreement to settle all claims and to dismiss the litigation.  Pursuant to that settlement, Rowan agreed to pay the owner group a net amount of approximately $6.1 million in addition to the escrowed insurance proceeds.  Such amount was paid in 2011 and is classified as “Material charges and other operating expenses” in the Consolidated Statements of Income.

Rowan is involved in various legal proceedings incidental to its businesses and is vigorously defending its position in all such matters. The Company believes that there are no known contingencies, claims or lawsuits that could have a material effect on its financial position, results of operations or cash flows.

NOTE 8 – STOCKHOLDERS’ EQUITY

Stock-Based Incentive Plans

Under the 2009 Rowan Companies, Inc. Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors is authorized to grant employees and nonemployee directors, through May 2019, incentive awards covering up to 4,500,000 shares of Rowan common stock.  The awards may be in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units, and performance-based awards, in which the number of shares issued is dependent on the achievement of certain long-term market or performance conditions over a specified period.  As of December 31, 2011, there were 1,812,587 shares available for future grant under the Plan.

Restricted stock, stock appreciation rights and options granted by the Company generally have multiple vesting dates.  The Company recognizes compensation cost for stock-based awards on a straight-line basis over the requisite service period for the entire award.  Compensation cost charged to expense under all stock-based incentive awards is presented below (in thousands):

	2011	2010	2009

Restricted stock and units	$15,912	$13,379	$10,334
Stock appreciation rights	5,813	2,678	855
Stock options	239	239	378
Performance-based awards	124	(718)	1,467
Total compensation cost	22,088	15,578	13,034
Less: Discontinued operations	(1,003)	(1,310)	(1,181)
Continuing operations	$21,085	$14,268	$11,853

As of December 31, 2011, unrecognized compensation cost related to all nonvested share-based compensation arrangements totaled $22.2 million, which is expected to be recognized over a weighted-average period of 1.8 years.

Restricted Stock – Restricted stock represents a full share of Rowan common stock issued with a restrictive legend that prevents its sale until the restriction is later removed.  In general, the shares vest and the restrictions lapse in one-third increments each year over a three-year service period, or in some cases, cliff vest at the end of a two- or three-year service period.  The Company measures compensation related to each share based on the market price of the common stock on the date of grant.  Restricted stock activity for the year ended December 31, 2011, is summarized below:

	Shares	Weighted-average grant-date fair value per share

Nonvested at January 1, 2011	991,629	$24.01
Granted	474,818	40.97
Vested	(564,440)	26.30
Forfeited	(23,518)	32.17
Nonvested at December 31, 2011	878,489	$31.49

The fair value of shares vested (measured at the vesting date) in 2011, 2010 and 2009 was $17.5 million, $12.6 million and $3.2 million, respectively.

Restricted Stock Units – Restricted stock units (“RSUs”) are rights to receive a specified number of shares of Rowan common stock or an equivalent value in cash.  RSUs are typically granted to nonemployee directors and generally cliff vest at the end of a one-year service period; however, shares are not issued until the director terminates service to the Company.  The Company measures compensation related to each unit based on the market price of the underlying common stock on the grant date.  RSU activity for the year ended December 31, 2011, is summarized below:

	Units	Weighted-average grant-date fair value per share

Outstanding at January 1, 2011	170,406	$33.17
Granted	37,565	41.00
Outstanding at December 31, 2011	207,971	$34.59

Vested at December 31, 2011	170,406	$33.17

No RSUs were settled in either 2011 or 2010.  In 2009, the Company issued 13,205 shares of common stock with a fair value of $0.3 million in connection with the settlement of vested RSUs.

Performance-Based Awards – The Committee may grant awards in which payment is contingent upon the achievement of certain market or performance-based conditions over a period of time specified by the Committee.  Payment of such awards may be in Rowan common stock or cash as determined by the Committee.  The number of awards granted is expressed as the number of shares that would be issued in the event the “target” goal is attained.  The number of shares actually issued may range from zero to 200% of the target share amount.

Performance-based criteria may include total shareholder return (“TSR”), return on investment (“ROI”), or return on capital employed (“ROCE”), among others.  Under the TSR criterion, the number of shares that may be issued is based on the Company’s TSR ranking among an industry peer group at the end of the performance period.  Fair value is estimated at the grant date using the Monte Carlo simulation model, which considers the probabilities of the Company’s ending TSR at each rank, the number of shares issuable at each rank, and the expected stock price subject to each rank to determine the probability-weighted expected payout.  A TSR criterion is deemed a “market condition” under GAAP.  Compensation expense for awards with a market condition is reduced only for estimated forfeitures; no adjustment to expense is otherwise made, regardless of the number of shares issued, if any.

The per-share fair value of awards with ROI or ROCE criteria is equal to the market price of the stock on the date of grant.  The Company initially recognized such compensation expense based on the number of shares that would vest in the event the target goal is met, subject to reduction for estimated forfeitures, on a straight-line basis over the performance period.  ROI and ROCE criteria are deemed “performance conditions” under GAAP.  Compensation expense for awards with performance conditions is remeasured annually based on the Company’s progress towards achieving the target goal and is recognized for only the actual number of shares that vest; in the event such awards do not vest for any reason, all previously recognized expense, if any, would be reversed.

Performance-based award activity for the year ended December 31, 2011, is summarized below:

	Number of shares issuable at target	Weighted-average grant-date fair value per share

Unearned awards outstanding at January 1, 2011	85,015	$43.96
Vested	(53,984)	43.96
Lapsed, unearned	(31,031)	43.96
Unearned awards outstanding at December 31, 2011	-	$-

The fair value of performance-based awards that vested was $2.3 million in 2011 and $0.6 million in 2010.  No such awards vested in 2009.

Stock Options and Appreciation Rights – Stock options granted to employees generally become exercisable in one-third or one-quarter annual increments over a three or four-year service period at a price not less than 100% of the market price of the Company’s common stock on the date of grant.

Stock appreciation rights (“SARs”) give the holder the right to receive shares of Rowan common stock at no cost, or cash at the discretion of the Committee, equal in value to the excess of the market price of the stock on the date of exercise over the strike price, which is the market price of the stock on the date of grant.  SARs granted to employees become exercisable in one-third annual increments over a three-year service period.

Unexercised options and SARs expire ten years after the grant date.

Fair values of SARs granted were determined using the Black-Scholes option pricing model with the following weighted-average assumptions (no options were granted in 2011, 2010 or 2009):

	2011	2010	2009

Expected life in years	5.7	6.0	6.0
Risk-free interest rate	2.269%	2.725%	2.375%
Expected volatility	49.16%	50.16%	52.86%
Weighted-average grant-date per-share fair value	$19.76	$14.00	$9.03

Stock option activity for the year ended December 31, 2011, is summarized below:

	Number of shares under option	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at January 1, 2011	1,471,899	$23.23
Exercised	(879,083)	22.68
Forfeited or expired	(33,611)	37.06
Outstanding at December 31, 2011	559,205	$23.26	3.2	$4,876

Exercisable at December 31, 2011	559,205	$23.26	3.2	$4,876

The total intrinsic value of options exercised was $15.9 million in 2011, $3.6 million in 2010 and $1.1 million in 2009.

SARs activity for the year ended December 31, 2011, is summarized below:

	Number of shares under SARs	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at January 1, 2011	828,185	$21.43
Granted	363,810	41.00
Forfeited	(3,560)	17.22
Outstanding at December 31, 2011	1,188,435	$27.43	7.2	$7,893

Exercisable at December 31, 2011	455,648	$20.22	6.7	$4,978

During 2011, the Company adjusted the vesting period of outstanding stock-based compensation awards to an employee effective on the date of his separation.  As a result of the modification, the Company recognized additional compensation expense totaling $2.0 million.

Limitation on Payments of Dividends

Rowan’s debt agreements contain financial covenants that limit the amount of dividends the Company may distribute to its stockholders.  Under the most restrictive of such covenants, approximately $429 million was available for distribution at December 31, 2011.  Subject to this and other restrictions, the Board of Directors will determine payment, if any, of future dividends or distributions in light of conditions then existing, including the Company’s earnings, financial condition and cash requirements, opportunities for reinvesting earnings, general business conditions and other factors.

Stock Repurchase Program

On August 8, 2011, the Company announced that its board of directors approved a program to repurchase up to $100 million of common stock.  On November 1, 2011, the Company announced that its board of directors increased the amount authorized for repurchase from $100 million to $150 million.  As of December 31, 2011, the Company had repurchased 3.9 million shares in the open market at a cost of approximately $125.0 million.  Additional purchases under the program may be made through the open market or in privately negotiated transactions and may be commenced or suspended from time to time without notice.

NOTE 9 – PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Rowan sponsors defined benefit pension plans covering substantially all of its employees, and provides health care and life insurance benefits upon retirement for certain employees.

The following table presents the changes in benefit obligations and plan assets for 2011 and 2010 and the funded status and weighted-average assumptions used to determine the benefit obligation at each year end (dollars in thousands):

	2011			2010
	Pension benefits	Other benefits	Total	Pension benefits	Other benefits	Total

Benefit obligations:
Balance, January 1	$581,329	$82,527	$663,856	$532,328	$81,186	$613,514
Interest cost	31,359	4,122	35,481	30,713	4,284	34,997
Service cost	11,882	2,011	13,893	14,411	1,955	16,366
Actuarial (gain) loss	86,200	6,757	92,957	31,417	(1,310)	30,107
Special termination benefits	104	396	500	-	-	-
Plan curtailments	4,690	(5,773)	(1,083)	(5,398)	-	(5,398)
Benefits paid	(25,213)	(2,981)	(28,194)	(22,142)	(3,588)	(25,730)
Balance, December 31	690,351	87,059	777,410	581,329	82,527	663,856

Plan assets:
Fair value, January 1	421,940	-	421,940	337,282	-	337,282
Actual return	(1,715)	-	(1,715)	49,535	-	49,535
Employer contributions	53,394	-	53,394	57,265	-	57,265
Benefits paid	(25,213)	-	(25,213)	(22,142)	-	(22,142)
Fair value, December 31	448,406	-	448,406	421,940	-	421,940
Net benefit liabilities	$(241,945)	$(87,059)	$(329,004)	$(159,389)	$(82,527)	$(241,916)

Amounts recognized in Consolidated Balance Sheet:
Accrued liabilities	$(50,554)	$(4,690)	$(55,244)	$(52,735)	$(4,510)	$(57,245)
Other liabilities (long-term)	(191,391)	(82,369)	(273,760)	(106,654)	(78,017)	(184,671)
Net benefit liabilities	$(241,945)	$(87,059)	$(329,004)	$(159,389)	$(82,527)	$(241,916)

Net (expense) credit recognized in net benefit cost	$91,495	$(73,312)	$18,183	$50,937	$(69,015)	$(18,078)

Amounts not yet reflected in net periodic benefit cost:
Actuarial loss	(370,098)	(13,599)	(383,697)	(269,690)	(12,847)	(282,537)
Transition obligation	-	(474)	(474)	-	(1,324)	(1,324)
Prior service credit	36,658	326	36,984	59,364	659	60,023
Total accumulated other comprehensive loss	(333,440)	(13,747)	(347,187)	(210,326)	(13,512)	(223,838)
Net benefit liabilities	$(241,945)	$(87,059)	$(329,004)	$(159,389)	$(82,527)	$(241,916)

Weighted-average assumptions:
Discount rate	4.56%	4.46%		5.45%	5.26%
Rate of compensation increase	4.15%			4.15%

The pension benefit obligations in the preceding table are the projected benefit obligations (“PBO”), which is the actuarial present value of benefits accrued based on services rendered to date, and includes the estimated effect of future salary increases.  The accumulated benefit obligation (“ABO”) is also based on services rendered to date, but differs from the PBO in that the ABO is based on actual compensation, excluding future salary increases.  The ABO at December 31 for all pension plans in the aggregate is presented below (in thousands):

	2011	2010

Accumulated benefit obligation	$690,148	$581,141

Each of the Company’s pension plans has benefit obligations that exceed the fair value of plan assets.

Rowan expects that the following amounts, which are classified in accumulated other comprehensive loss, a component of stockholders’ equity, will be recognized as net periodic benefits cost in 2012 (in thousands):

	Pension benefits	Other retirement benefits	Total

Actuarial loss	$24,947	$341	$25,288
Transition obligation	-	475	475
Prior service cost (credit)	(4,647)	(147)	(4,794)
Total amortization	$20,300	$669	$20,969

Effective July 1, 2009, the Company amended the benefit formula for its largest pension plan for active employees who were earning benefits in the plan prior to January 1, 2008.  The effect of the change was to reduce 2009 pension expense by approximately $7.3 million, or $0.04 per share net of tax.

In 2010, the Company amended certain plans with respect to its manufacturing operations in order to freeze benefits as of December 31, 2010, which resulted in a curtailment gain of $5.4 million at that date.  The curtailment gain was recorded as a reduction to accumulated other comprehensive loss.

In 2011, the Company recognized a pension curtailment gain of approximately $12 million in connection with the sale of its land drilling division.  Such gain was recognized in net periodic pension cost and classified within discontinued operations.

The components of net periodic pension cost and the weighted-average assumptions used to determine net cost were as follows (dollars in thousands):

	2011	2010	2009

Service cost	$11,882	$14,411	$15,941
Interest cost	31,359	30,713	32,477
Expected return on plan assets	(34,008)	(30,640)	(28,875)
Recognized actuarial loss	21,515	19,393	16,277
Amortization of prior service cost	(6,001)	(6,677)	(3,465)
Curtailment (gain) loss recognized	(12,014)	-	-
Special termination benefit recognized	104	-	-
Net periodic pension cost	$12,837	$27,200	$32,355
Less: Discontinued operations	6,598	(12,765)	(16,139)
Continuing operations	$19,435	$14,435	$16,216

Discount rate	5.36%	5.97%	6.41%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.15%	4.15%	4.15%

The components of net periodic cost of other postretirement benefits and the weighted average discount rate used to determine net cost were as follows (dollars in thousands):

	2011	2010	2009

Service cost	$2,011	$1,955	$2,040
Interest cost	4,122	4,284	4,594
Recognized actuarial loss	233	64	216
Amortization of transition obligation	600	662	662
Amortization of prior service cost	(185)	(204)	(204)
Special termination benefit recognized	396	-	-
Curtailment loss recognized	102	-	-
Net periodic cost of other postretirement benefits	$7,279	$6,761	$7,308
Less: Discontinued operations	(1,618)	(2,390)	(2,570)
Continuing operations	$5,661	$4,371	$4,738

Discount rate	5.14%	5.83%	6.34%

The assumed health care cost trend rates used to measure the expected cost of retirement health benefits was 8.4% for 2012, gradually decreasing to 4.5% for 2029 and thereafter. A one-percentage-point change in the assumed health care cost trend rates would change the reported amounts as follows (in thousands):

	One-percentage-point change
	Increase	Decrease

Effect on total service and interest cost components for the year	$538	$(461)
Effect on postretirement benefit obligation at year-end	5,220	(4,612)

The pension plans’ investment objectives for fund assets are: to achieve over the life of the plans a return equal the plans’ expected investment return or the inflation rate plus 3%, whichever is greater; to invest assets in a manner such that contributions are minimized and future assets are available to fund liabilities; to maintain liquidity sufficient to pay benefits when due; and to diversify among asset classes so that assets earn a reasonable return with an acceptable level of risk.  The plans employ several active managers with proven long-term records in their specific investment discipline.

Target allocations among asset categories and the fair values of each category of plan assets as of December 31, 2011 and 2010, classified by level within the fair value hierarchy (as described in GAAP) is presented below.  The plans will periodically reallocate assets in accordance with the allocation targets, after giving consideration to the expected level of cash required to pay current benefits and plan expenses (dollars in thousands):

	Target allocation - % of Plan assets	Target allocation - % of category	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2011:
Equity securities:	62.5% to 72.5%
S&P 500 Stock Index		22.5% to 52.5%	$168,910	$168,910	$-	$-
Small cap growth		0% to 10%	22,462	22,462	-	-
Small cap value		0% to 10%	20,425	20,425	-	-
International		10% to 30%	77,270	-	77,270	-
Fixed income:	22.5% to 32.5%
Cash and equivalents		0% to 10%	11,442	1	11,441	-
Aggregate fixed income		10% to 16%	64,703	-	64,703	-
Core plus fixed income		7.5% to 17.5%	61,243	61,243	-	-
Real estate	0% to 10%		21,951	-	21,951	-
Total			$448,406	$273,041	$175,365	$-

December 31, 2010:
Equity securities:	62.5% to 72.5%
S&P 500 Stock Index		14.5% to 24.5%	$83,993	$83,993	$-	$-
Large cap growth		4% to 14%	39,039	-	39,039	-
Large cap value		4% to 14%	38,565	38,565	-	-
Small cap growth		0% to 10%	23,158	23,158	-	-
Small cap value		0% to 10%	21,340	21,340	-	-
International		10% to 30%	80,151	-	80,151	-
Fixed income:	22.5% to 32.5%
Cash and equivalents		0% to 10%	9,627	1	9,626	-
Aggregate fixed income		10% to 16%	54,393	-	54,393	-
Core plus fixed income		7.5% to 17.5%	51,468	51,468	-	-
Real estate	0% to 10%		20,206	-	20,206	-
Total			$421,940	$218,525	$203,415	$-

Assets in the large cap growth, large cap value, small cap growth, and small cap value categories include investments in common and preferred stocks (and equivalents such as American Depository Receipts and convertible bonds) and may be held through separate accounts, commingled funds or an institutional mutual fund.  Assets in the international category include investments in a broad range of international equity securities, including both developed and emerging markets, and may be held through a commingled or institutional mutual fund.  Securities in both the aggregate and “core plus” fixed income categories include U.S. government, corporate, mortgage- and asset-backed securities and Yankee bonds, and both categories target an average credit rating of “A” or better at all times.  Individual securities in the aggregate fixed income category must be investment grade or above at the time of purchase, whereas securities in the core plus category may have a rating of “B” or above.  Additionally, the core plus category may invest in foreign securities.  Assets in the aggregate and core plus fixed income categories are held primarily through a commingled fund and an institutional mutual fund, respectively.  The real estate category includes investments in pooled funds whose objectives are diversified equity investments in income-producing properties.  Each pooled fund should provide broad exposure to the real estate market by property type, geographic location and size.

To develop the expected long-term rate of return on assets assumption, Rowan considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the plans’ other asset classes and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based upon the current asset allocation to develop the expected long-term rate of return on assets assumption for the plans, which was maintained at 8% at December 31, 2011, unchanged from December 31, 2010.

Rowan currently expects to contribute approximately $50.6 million to its pension plans in 2012 and pay approximately $5.0 million for other postretirement benefits.

Under the terms of the sales of the Company’s manufacturing and land drilling operations, the Company retained pension assets and liabilities related to employees of the former operations.  As a result, the Company may be required to make additional contributions to the plan in excess of currently estimated amounts.  Management does not believe that any such additional contributions will have a material effect on the Company’s financial position, results of operations or cash flows.

Rowan estimates that the plans will make the following annual payments for pension and other postretirement benefits based upon existing benefit formulas and including amounts attributable to future employee service (in thousands):

	Pension benefits	Other postretirement benefits
Year ended December 31,
2012	$50,820	$4,990
2013	39,650	5,300
2014	32,950	5,610
2015	35,270	6,080
2016	36,480	6,570
2017 though 2021	203,190	32,330

Rowan sponsors defined contribution plans covering substantially all employees.  Contributions classified as continuing operations totaled approximately $8.0 million in 2011, $6.1 million in 2010, and $5.5 million in 2009.

NOTE 10 – INCOME TAXES

The significant components of income taxes attributable to continuing operations consisted of (in thousands):

	2011	2010	2009

Current:
Federal	$(39,708)	$16,959	$86,235
Foreign	15,368	32,402	22,607
State	566	(908)	779
Total current provision (benefit)	(23,774)	48,453	109,621
Deferred	18,115	43,481	9,565
Total provision (benefit)	$(5,659)	$91,934	$119,186

Rowan’s provision for income taxes differs from that determined by applying the federal income tax rate (statutory rate) to income before income taxes, as follows (dollars in thousands):

	2011	2010	2009

Statutory rate	35%	35%	35%
Tax at statutory rate	$45,528	$125,837	$156,631
Increase (decrease) due to:
Foreign companies' operations	(59,349)	(25,711)	(7,335)
Extraterritorial income exclusion	(522)	-	(25,391)
State tax expense	81	(590)	512
Domestic production activities	-	(6,372)	(2,790)
Other, net	8,603	(1,230)	(2,441)
Total provision	$(5,659)	$91,934	$119,186

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31 were as follows (in thousands):

	2011		2010
	Current	Noncurrent	Current	Noncurrent

Deferred tax assets:
Accrued employee benefit plan costs	$26,519	$72,467	$16,788	$54,821
U.S. net operating loss	-	64,495	-	109,654
U.K. net operating loss	-	14,722	-	17,778
Other	4,874	10,861	3,473	12,403
Total deferred tax assets	31,393	162,545	20,261	194,656
Less: valuation allowance	-	(14,722)	-	(17,778)
Deferred tax assets, net of valuation allowance	31,393	147,823	20,261	176,878

Deferred tax liabilities:
Property, plant and equipment	-	615,319	-	609,321
Other	4,370	8,947	7,218	2,849
Total deferred tax liabilities	4,370	624,266	7,218	612,170
Net deferred tax asset (liability)	$27,023	$(476,443)	$13,043	$(435,292)

At December 31, 2011, the Company had approximately $184.2 million of net operating loss carryforwards in the U.S. expiring in 2028 and 2029.  In addition, the Company had a non-expiring net operating loss carryforward in the United Kingdom of approximately $55.6 million against which the Company has provided a full valuation allowance.  With the exception of the U.K. net operating loss, management has determined that no valuation allowances were necessary at December 31, 2011 and 2010, as anticipated future tax benefits relating to all recognized deferred income tax assets are expected to be fully realized when measured against a more likely than not standard.

Undistributed earnings of Rowan’s foreign subsidiaries in the amount of approximately $203.7 million could potentially be subject to additional income taxes of approximately $3.2 million.  The Company has not provided any deferred income taxes on such undistributed foreign earnings because it considers them to be permanently invested abroad.

At December 31, 2011, 2010 and 2009, Rowan had $55.3 million, $51.0 million and $54.2 million, respectively, of net unrecognized tax benefits attributable to continuing operations, all of which would reduce the Company’s income tax provision if recognized.   The Company does not expect to recognize significant increases or decreases in unrecognized tax benefits during the next twelve months.

The following table highlights the changes in the Company’s gross unrecognized tax benefits during the years ended December 31 (in thousands):

	2011	2010	2009

Gross unrecognized tax benefits - beginning of year	$51,000	$54,200	$6,500
Gross increases - tax positions in prior period	4,300	-	37,600
Gross decreases - tax positions in prior period	-	(1,300)	-
Gross increases - current period tax positions	-	-	11,900
Settlements	-	-	-
Lapse of statute of limitations	-	(1,900)	(1,800)
Gross unrecognized tax benefit - end of year	$55,300	$51,000	$54,200

Interest and penalties relating to income taxes are included in current income tax expense.  At December 31, 2011, 2010 and 2009, accrued interest was $2.1 million, $0.9 million and $0.7 million, respectively, and accrued penalties were $1.1 million, $0.6 million and $0.4 million, respectively.  To the extent accrued interest and penalties relating to uncertain tax positions are not actually assessed, such accruals will be reversed and the reversals will reduce the Company’s overall income tax provision.

Rowan’s U.S. federal tax returns for 2006 through 2008 are currently under audit by the Internal Revenue Service (“IRS”), and 2002 and later years remain subject to examination.  Various state tax returns for 2005 and subsequent years remain open for examination.  In the Company’s foreign tax jurisdictions, returns for 2006 and subsequent years remain open for examination.  Rowan is undergoing other routine tax examinations in various foreign, U.S. federal, state and local taxing jurisdictions in which the Company has operated.  These examinations cover various tax years and are in various stages of finalization.  Rowan believes that any income taxes ultimately assessed by any foreign, U.S. federal, state or local taxing authorities will not materially exceed amounts for which the Company has already provided.

In 2009, the Company recognized a $25.4 million tax benefit as a result of applying the facts of a third-party tax case to the Company’s situation.  That case provided a more favorable tax treatment for certain foreign contracts entered into in prior years.  In 2011, the IRS issued an assessment contesting our claim.  The Company plans to vigorously defend its position and continues to believe it is more likely than not that the Company will prevail.  The Company has deferred recognition of a remaining $49.2 million estimated benefit in accordance with the accounting guidelines for income tax uncertainties.  In connection with the above, the Company has recorded a long-term receivable, which is included in other assets on the Consolidated Balance Sheet at December 31, 2011 and 2010, for the gross claim of approximately $74.6 million and a long-term liability of approximately $49.2 million.

Income from continuing operations before income taxes consisted of domestic entities’ losses of $1.2 million in 2011, domestic entities’ earnings of $260.3 million and $558.3 million in 2010 and 2009, respectively, foreign entities’ earnings of $131.3 million and $118.7 million in 2011 and 2010, respectively, and foreign entities’ losses of $57.2 million in 2009.

NOTE 11 – GEOGRAPHIC AREA INFORMATION

The classifications of revenues and assets among geographic areas in the tables which follow were determined based on the physical location of assets.  Because the Company’s offshore drilling rigs are mobile, classifications by area are dependent on the rigs’ location at the time revenues are earned, and may vary from one period to the next.

Revenues by geographic area are set forth below (in thousands):

	2011	2010	2009

United States	$264,255	$287,579	$291,882
United Kingdom	230,638	99,111	146,827
Saudi Arabia	204,086	207,131	280,187
Norway	73,829	80,717	25,783
Qatar	59,824	78,819	98,875
Trinidad	56,682	-	-
Mexico	27,977	45,633	14,101
Vietnam	9,901	-	-
Malaysia	6,776	-	-
Egypt	5,261	71,811	12,019
Canada	-	78,361	57,337
Angola	-	68,543	115,992
Consolidated revenues	$939,229	$1,017,705	$1,043,003

Long-lived assets by geographic area at December 31 are set forth below (in thousands):

	2011	2010	2009

United Kingdom	$1,562,942	$822,335	$387,546
United States	1,234,233	1,044,315	1,078,933
Saudi Arabia	1,078,663	743,002	535,448
Rigs under construction	711,558	937,609	528,669
Norway	501,447	202,773	-
Trinidad	258,749	204,432	-
Vietnam	198,205	-	-
Qatar	87,781	91,735	49,390
Malaysia	45,039	-	-
Egypt	-	200,551	214,814
Mexico	-	54,307	56,032
Canada	-	43,463	40,423
Angola	-	-	202,290
Other	96	-	46
Consolidated long-lived assets	$5,678,713	$4,344,522	$3,093,591

NOTE 12 – MATERIAL CHARGES AND OTHER OPERATING EXPENSES

Operating expenses in 2011 included a $6.1 million charge for the settlement of litigation with Textron relating to the loss of the Rowan Halifax in 2005 and $4.9 million of incremental noncash and cash compensation cost in connection with separation of an employee.

Operating expenses in 2010 included a $5.3 million charge for the expected cost of terminating the Company’s agency agreement in Mexico.

NOTE 13 – RELATED PARTY TRANSACTIONS

A Rowan director serves as “of counsel” to, and his son is a partner in, a law firm that represents Rowan on certain matters and to which the Company paid approximately $0.5 million, $0.4 million, and $0.6 million for legal fees and expenses in 2011, 2010 and 2009, respectively.

Another Rowan director served as managing director of an investment bank until his departure from the bank in March 2009.  Rowan paid the investment bank $1.8 million in 2009 for services provided in connection with the Company’s July 2009 Senior Note offering.

In each case, the director’s services were approved by the Company’s Board of Directors, and compensation from his employer was not tied to amounts received from the Company.  Rowan believes that the fees paid for services reflected market rates.

NOTE 14 – SUPPLEMENTAL CASH FLOW INFORMATION

Noncash investing and financing activities excluded from the Consolidated Statements of Cash Flows and other supplemental cash flow information follows (in thousands):

	2011	2010	2009

Accrued but unpaid additions to property and equipment at December 31	$66,764	$40,345	$23,340
Value of common stock issued in exchange for SKDP shares	-	337,907	-
Cash interest payments in excess of (less than) interest capitalized	14,802	23,596	(7,568)
Cash income tax payments, net of refunds	276,839	98,979	137,648

Interest capitalized in 2009 exceeded the amount of interest payments due to the timing of the first interest payment on the 7.875% Senior Notes.  The notes were issued in July 2009 and the first interest payment was made in February 2010.

NOTE 15 – SUBSEQUENT EVENT

In February 2012, the Company’s Board of Directors approved a plan of redomestication that, if approved by the Company’s stockholders and certain other closing conditions are met, would result in the Company changing its jurisdiction of incorporation from Delaware to the United Kingdom.  The Company intends to pursue the redomestication in 2012.

NOTE 16 – GUARANTEE OF REGISTERED SECURITIES

As previously reported, on May 4, 2012 (the “Effective Date”), Rowan Companies plc, a public limited company organized under English law ("Rowan UK"), became the successor issuer to Rowan Companies, Inc., a Delaware corporation ("Rowan Delaware"), following the completion of the merger between Rowan Delaware and one of its subsidiaries pursuant to an agreement and plan of merger and reorganization dated February 27, 2012, as amended.  As a result of the merger, Rowan UK became the parent company of the Rowan group of companies and our place of incorporation was effectively changed from Delaware to the United Kingdom.  The transactions effecting these changes are collectively referred to as the "Redomestication."

On the Effective Date, Rowan UK and Rowan Delaware entered into a supplemental indenture to the indenture dated as of July 21, 2009, as amended and supplemented, among Rowan UK, Rowan Delaware and U.S. Bank National Association, as trustee, providing for, among other things, the unconditional and irrevocable guarantee by Rowan UK of the prompt payment, when due, of any amount owed to the holders of Rowan Delaware's 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019.

The following condensed consolidating financial information is being provided in accordance with Rule 3-10 of Regulation S-X in connection with the filing with the Securities and Exchange Commission of a shelf registration statement relating to securities that may be offered from time to time, by Rowan UK or Rowan Delaware.  The debt securities offered by Rowan UK or Rowan Delaware may be fully and unconditionally guaranteed by Rowan UK or certain of its wholly owned subsidiaries, including Rowan Delaware.

Rowan Companies plc and Subsidiaries
Condensed Consolidating Balance Sheets
December 31, 2011
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,472	$184,677	$232,704	$-	$438,853
Receivables - trade and other	-	33,380	250,212	-	283,592
Prepaid expenses and other current assets	-	46,137	25,472	-	71,609
Assets of discontinued operations	-	27,661	-	-	27,661
Total current assets	21,472	291,855	508,388	-	821,715

Property, plant and equipment - gross	-	1,290,526	5,738,796	-	7,029,322
Less accumulated depreciation and amortization	-	441,949	908,660	-	1,350,609
Property, plant and equipment - net	-	848,577	4,830,136	-	5,678,713

Investments in subsidiaries	-	1,121,573	-	(1,121,573)	-
Due from affiliates	-	3,732,488	333,357	(4,065,845)	-
Other assets	-	30,581	66,836	-	97,417

	$21,472	$6,025,074	$5,738,717	$(5,187,418)	$6,597,845

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$-	$22,464	$22,559	$-	$45,023
Accounts payable - trade	730	43,091	67,261	-	111,082
Deferred revenues	-	-	36,220	-	36,220
Accrued liabilities	-	102,785	28,256	-	131,041
Liabilities of discontinued operations	-	25,005	-	-	25,005
Total current liabilities	730	193,345	154,296	-	348,371

Long-term debt - less current maturities	-	1,073,887	15,448	-	1,089,335
Due to affiliates	1,151	-	4,064,694	(4,065,845)	-
Other liabilities	-	303,117	54,592	-	357,709
Deferred income taxes - net	-	128,738	347,705	-	476,443
Shareholders' equity	19,591	4,325,987	1,101,982	(1,121,573)	4,325,987

	$21,472	$6,025,074	$5,738,717	$(5,187,418)	$6,597,845

Rowan Companies plc and Subsidiaries
Condensed Consolidating Balance Sheets
December 31, 2010
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$-	$255,061	$182,418	$-	$437,479
Restricted cash	-	-	15,265	-	15,265
Receivables - trade and other	-	93,253	176,643	-	269,896
Prepaid expenses and other current assets	-	41,342	3,347	-	44,689
Assets of discontinued operations	-	-	1,007,924	-	1,007,924
Total current assets	-	389,656	1,385,597	-	1,775,253

Property, plant and equipment - gross	-	1,422,533	4,107,869	-	5,530,402
Less accumulated depreciation and amortization	-	466,036	719,844	-	1,185,880
Property, plant and equipment - net	-	956,497	3,388,025	-	4,344,522

Investments in subsidiaries	-	3,598,680	-	(3,598,680)	-
Due from affiliates	-	436,877	168,452	(605,329)	-
Other assets	-	31,798	65,884	-	97,682

	$-	$5,413,508	$5,007,958	$(4,204,009)	$6,217,457

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$-	$22,464	$29,702	$-	$52,166
Accounts payable - trade	-	26,275	55,440	-	81,715
Deferred revenues	-	-	7,748	-	7,748
Accrued liabilities	-	99,259	25,280	-	124,539
Liabilities of discontinued operations	-	-	378,797	-	378,797
Total current liabilities	-	147,998	496,967	-	644,965

Long-term debt - less current maturities	-	1,095,738	38,007	-	1,133,745
Due to affiliates	-	-	605,329	(605,329)	-
Other liabilities	-	200,384	50,761	-	251,145
Deferred income taxes - net	-	217,078	218,214	-	435,292
Shareholders' equity	-	3,752,310	3,598,680	(3,598,680)	3,752,310

	$-	$5,413,508	$5,007,958	$(4,204,009)	$6,217,457

Rowan Companies plc and Subsidiaries
Condensed Consolidating Income Statements
Year ended December 31, 2011
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

REVENUES	$-	$128,561	$925,238	$(114,570)	$939,229

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	-	76,869	545,767	(114,570)	508,066
Depreciation and amortization	-	58,874	125,029	-	183,903
Selling, general and administrative	2,161	22,598	63,519	-	88,278
Loss (gain) on disposals of property and equipment	-	(157)	(1,420)	-	(1,577)
Material charges and other operating expenses	-	10,976	-	-	10,976
Total costs and expenses	2,161	169,160	732,895	(114,570)	789,646

INCOME FROM OPERATIONS	(2,161)	(40,599)	192,343	-	149,583

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	-	(19,560)	(3,162)	2,651	(20,071)
Interest income	1	3,110	270	(2,651)	730
Other - net	-	640	(802)	-	(162)
Total other income (expense) - net	1	(15,810)	(3,694)	-	(19,503)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(2,160)	(56,409)	188,649	-	130,080
(Benefit) provision for income taxes	-	(22,501)	16,842	-	(5,659)

NET INCOME FROM CONTINUING OPERATIONS	(2,160)	(33,908)	171,807	-	135,739

DISCONTINUED OPERATIONS, NET OF TAX	-	585,926	15,176	-	601,102

EQUITY IN EARNINGS OF SUBSIDIARIES, NET OF TAX	-	184,823	-	(184,823)	-

NET INCOME	$(2,160)	$736,841	$186,983	$(184,823)	$736,841

Rowan Companies plc and Subsidiaries
Condensed Consolidating Income Statements
Year ended December 31, 2010
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

REVENUES	$-	$380,497	$875,826	$(238,618)	$1,017,705

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	-	281,392	374,058	(238,618)	416,832
Depreciation and amortization	-	59,991	78,310	-	138,301
Selling, general and administrative	-	59,889	18,769	-	78,658
Loss (gain) on disposals of property and equipment	-	(332)	734	-	402
Material charges and other operating expenses	-	-	5,250	-	5,250
Total costs and expenses	-	400,940	477,121	(238,618)	639,443

INCOME FROM OPERATIONS	-	(20,443)	398,705	-	378,262

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	-	(24,879)	(22,256)	22,256	(24,879)
Interest income	-	23,061	484	(22,256)	1,289
Gain on debt extinguishment	-	-	5,324	-	5,324
Other - net	-	(331)	(130)	-	(461)
Total other income (expense) - net	-	(2,149)	(16,578)	-	(18,727)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	-	(22,592)	382,127	-	359,535
(Benefit) provision for income taxes	-	(12,036)	103,970	-	91,934

NET INCOME FROM CONTINUING OPERATIONS	-	(10,556)	278,157	-	267,601

DISCONTINUED OPERATIONS, NET OF TAX	-	-	12,394	-	12,394

EQUITY IN EARNINGS OF SUBSIDIARIES, NET OF TAX	-	290,551	-	(290,551)	-

NET INCOME	$-	$279,995	$290,551	$(290,551)	$279,995

Rowan Companies plc and Subsidiaries
Condensed Consolidating Income Statements
Year ended December 31, 2009
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

REVENUES	$-	$633,466	$760,311	$(350,774)	$1,043,003

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	-	394,650	360,437	(350,774)	404,313
Depreciation and amortization	-	63,595	60,345	-	123,940
Selling, general and administrative	-	54,942	11,011	-	65,953
Loss (gain) on disposals of property and equipment	-	(5,363)	(180)	-	(5,543)
Total costs and expenses	-	507,824	431,613	(350,774)	588,663

INCOME FROM OPERATIONS	-	125,642	328,698	-	454,340

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	-	(8,028)	(33,457)	33,457	(8,028)
Interest income	-	34,644	7	(33,457)	1,194
Other - net	-	47	(35)	-	12
Total other income (expense) - net	-	26,663	(33,485)	-	(6,822)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	-	152,305	295,213	-	447,518
(Benefit) provision for income taxes	-	36,874	82,312	-	119,186

NET INCOME FROM CONTINUING OPERATIONS	-	115,431	212,901	-	328,332

DISCONTINUED OPERATIONS, NET OF TAX	-	-	39,172	-	39,172

EQUITY IN EARNINGS OF SUBSIDIARIES, NET OF TAX	-	252,073	-	(252,073)	-

NET INCOME	$-	$367,504	$252,073	$(252,073)	$367,504

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income
Year ended December 31, 2011
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

NET INCOME	$(2,160)	$736,841	$186,983	$(184,823)	$736,841

Other comprehensive income, net of tax:
Pension and other postretirement benefit adjustments, net of income taxes
Net (loss) gain arising during the period	-	(79,888)	-	-	(79,888)
Amortization of net loss	-	14,135	-	-	14,135
Amortization of transition obligation	-	552	-	-	552
Amortization of prior service credit	-	(14,975)	-	-	(14,975)

OTHER COMPREHENSIVE INCOME	-	(80,176)	-	-	(80,176)

COMPREHENSIVE INCOME	$(2,160)	$656,665	$186,983	$(184,823)	$656,665

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income
Year ended December 31, 2010
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

NET INCOME	$-	$279,995	$290,551	$(290,551)	$279,995

Other comprehensive income, net of tax:
Pension and other postretirement benefit adjustments, net of income taxes
Net (loss) gain arising during the period	-	(3,779)	-	-	(3,779)
Amortization of net loss	-	12,648	-	-	12,648
Amortization of transition obligation	-	430	-	-	430
Amortization of prior service credit	-	(4,473)	-	-	(4,473)

OTHER COMPREHENSIVE INCOME	-	4,826	-	-	4,826

COMPREHENSIVE INCOME	$-	$284,821	$290,551	$(290,551)	$284,821

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income
Year ended December 31, 2009
(in thousands)
	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

NET INCOME	$-	$367,504	$252,073	$(252,073)	$367,504

Other comprehensive income, net of tax:
Pension and other postretirement benefit adjustments, net of income taxes
Net (loss) gain arising during the period	-	14,225	-	-	14,225
Prior service credit arising during the period	-	43,703	-	-	43,703
Amortization of net loss	-	10,721	-	-	10,721
Amortization of transition obligation	-	431	-	-	431
Amortization of prior service credit	-	(2,385)	-	-	(2,385)

OTHER COMPREHENSIVE INCOME	-	66,695	-	-	66,695

COMPREHENSIVE INCOME	$-	$434,199	$252,073	$(252,073)	$434,199

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2011
(in thousands)

	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(1,430)	$(235,989)	$332,098	$-	$94,679

Investing activities:
Property, plant and equipment additions	-	(125,481)	(1,392,193)	-	(1,517,674)
Proceeds from disposals of property, plant and equip	-	613	5,121	-	5,734
Proceeds from sales of mfg and land drilling ops, net	-	1,555,480	-	-	1,555,480
Change in restricted cash balance	-	-	15,265	-	15,265
Investments in consolidated subsidiaries	-	(903,200)	-	903,200	-

Net cash used in investing activities	-	527,412	(1,371,807)	903,200	58,805

Financing activities:
Repayments of borrowings	-	(22,464)	(29,702)	-	(52,166)
Advances (to) from affiliates	1,152	(238,630)	237,478	-	-
Contributions from parent	21,750	-	881,450	(903,200)	-
Proceeds from borrowings - net of issue costs	-	-	-	-	-
Proceeds from stock option and debenture plans	-	19,941	-	-	19,941
Payments to acquire treasury stock	-	(125,013)	-	-	(125,013)
Excess tax benefits from stock-based compensation	-	4,359	769	-	5,128

Net cash provided by (used in) financing activities	22,902	(361,807)	1,089,995	(903,200)	(152,110)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,472	(70,384)	50,286	-	1,374
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-	255,061	182,418	-	437,479

CASH AND CASH EQUIVALENTS, END OF PERIOD	$21,472	$184,677	$232,704	$-	$438,853

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2010
(in thousands)

	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$-	$15,613	$492,549	$-	$508,162

Investing activities:
Property, plant and equipment additions	-	(72,496)	(418,064)	-	(490,560)
Proceeds from disposals of property, plant and equip	-	807	2,460	-	3,267
Change in restricted cash balance	-	-	(15,265)	-	(15,265)
Cash acquired from SKDP transaction, net	-	(17,681)	-	-	(17,681)
Investments in consolidated subsidiaries	-	(965,864)	-	965,864	-

Net cash used in investing activities	-	(1,055,234)	(430,869)	965,864	(520,239)

Financing activities:
Repayments of borrowings	-	(594,013)	-	-	(594,013)
Advances (to) from affiliates	-	845,782	(845,782)	-	-
Contributions from parent	-	-	965,864	(965,864)	-
Proceeds from borrowings - net of issue costs	-	395,517	-	-	395,517
Proceeds from stock option plans	-	7,959	-	-	7,959
Payments to acquire treasury stock	-	-	-	-	-
Excess tax benefits from stock-based compensation	-	412	-	-	412

Net cash provided by (used in) financing activities	-	655,657	120,082	(965,864)	(190,125)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-	(383,964)	181,762	-	(202,202)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-	639,025	656	-	639,681

CASH AND CASH EQUIVALENTS, END OF PERIOD	$-	$255,061	$182,418	$-	$437,479

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Year ended December 31, 2009
(in thousands)

	Rowan UK	Rowan Delaware	Other non-guarantor subsidiaries	Consolidating adjustments	Consolidated

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$-	$156,959	$387,135	$-	$544,094

Investing activities:
Property, plant and equipment additions	-	(109,976)	(456,407)	-	(566,383)
Proceeds from disposals of property, plant and equip	-	6,576	2,016	-	8,592

Net cash used in investing activities	-	(103,400)	(454,391)	-	(557,791)

Financing activities:
Repayments of borrowings	-	(64,922)	-	-	(64,922)
Advances (to) from affiliates	-	(64,557)	64,557	-	-
Proceeds from borrowings - net of issue costs	-	491,729	-	-	491,729
Proceeds from stock option and debenture plans	-	1,471	-	-	1,471
Excess tax benefits from stock-based compensation	-	2,298	374	-	2,672

Net cash provided by (used in) financing activities	-	366,019	64,931	-	430,950

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-	419,578	(2,325)	-	417,253
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-	219,447	2,981	-	222,428

CASH AND CASH EQUIVALENTS, END OF PERIOD	$-	$639,025	$656	$-	$639,681

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited quarterly financial data for each full quarter within the two most recent fiscal years follows (in thousands except per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2011:
Revenues	$205,966	$223,497	$234,698	$275,068
Income from operations	35,755	51,735	31,962	30,131
Net income from continuing operations	26,795	44,403	31,424	33,117
Discontinued operations, net of tax	5,277	421,456	162,385	11,984
Net income	32,072	465,859	193,809	45,101

Basic earnings per share:
Continuing operations	$0.21	$0.35	$0.25	$0.27
Discontinued operations	0.05	3.34	1.30	0.09
Net income	0.26	3.69	1.55	0.36

Diluted earnings per share:
Continuing operations	$0.21	$0.35	$0.25	$0.27
Discontinued operations	0.04	3.30	1.28	0.09
Net income	0.25	3.65	1.53	0.36

2010:
Revenues	$288,500	$282,180	$238,559	$208,466
Income from operations	134,863	119,699	74,468	49,232
Net income from continuing operations	88,934	83,445	60,142	35,080
Discontinued operations, net of tax	(24,311)	7,471	7,029	22,205
Net income	64,623	90,916	67,171	57,285

Basic earnings (loss) per share:
Continuing operations	$0.79	$0.74	$0.52	$0.28
Discontinued operations	(0.22)	0.07	0.06	0.18
Net income	0.57	0.80	0.58	0.46

Diluted earnings (loss) per share:
Continuing operations	$0.78	$0.73	$0.51	$0.28
Discontinued operations	(0.21)	0.06	0.06	0.17
Net income	0.56	0.79	0.57	0.45

The sum of the per-share amounts for the quarters may not equal the per-share amounts for the full year since the quarterly and full year per share computations are made independently.

Income from operations in the second quarter of 2011 included a $6.1 million pretax charge for the settlement of litigation with Textron relating to the loss of the Rowan Halifax in 2005.  Income from operations in the fourth quarter of 2011 included $3.5 million pretax noncash compensation cost in connection with the separation of an employee.

Discontinued operations for the first quarter of 2010 included a $42.0 million pretax charge for an inventory valuation reserve adjustment.